Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-128458, 333-118915, and 333-160569) and Form S-8 (Nos. 333-101681, 333-104461, 333-159903 and 333-182044) of BRT Realty Trust and in the related Prospectuses of our report dated June 20, 2013 with respect to the statement of revenues and certain expenses of Stonecrossing of Westchase for the year ended December 31, 2012 and of our report dated June 24, 2013 with respect to the statement of revenues and certain expenses of Courtney Station Apartments for the year ended December 31, 2012 included in this Current Report (Form 8-K/A) of BRT Realty Trust.

/s/ BDO USA, LLP

New York, New York

Date:    June 24, 2013